Exhibit 10.1

First Amendment to

GENTHERM INCORPORATED

2023 EQUITY INCENTIVE PLAN

The Gentherm Incorporated 2023 Equity Incentive Plan (the “Plan”) is amended by this First Amendment (this “First Amendment”) in the following respects, effective from and after the date this First Amendment is approved by the shareholders of Gentherm Incorporated, in accordance with Section 21 of the Plan. Following such effective date, any reference to the “Plan” shall mean the Plan, as further amended by this First Amendment. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan.

1. Section 5(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Shares of Common Stock issued or to be issued under this Plan shall be authorized but unissued Common Stock. Subject to the other provisions of this Paragraph 5, the maximum number of shares of Common Stock which may be issued pursuant to Awards granted under this Plan or with respect to which Awards may be granted under this Plan shall not exceed in the aggregate (i) 5,430,000 shares of Common Stock plus (ii) the number of shares of Common Stock that, as of the Effective Date were subject to awards granted under the Prior Plan and that, on or after the Effective Date, expire or are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Corporation prior to vesting, without the delivery of any shares of Common Stock in accordance with the terms of such Prior Plan, and comply with the share recycling provisions of the Prior Plan and Paragraph 5(c) of this Plan (in each case, subject to adjustments as provided in this Paragraph 5) (the “Share Limit”).”

2. This First Amendment shall be and is hereby incorporated into and forms a part of the Plan. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.